UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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ARIS WATER SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aris Water Solutions, Inc.

9811 Katy Freeway, Suite 700

Houston, TX 77024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 7, 2023

9:00 a.m. Central Time

9811 Katy Freeway, Suite 700, Houston, Texas 77024

To Our Stockholders:

Aris Water Solutions, Inc. (the “Company”) will hold the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 7, 2023, at 9:00 a.m. Central Time at 9811 Katy Freeway, Suite 700, Houston, Texas 77024.

The Annual Meeting will be held for the following purposes:

1. To elect three Class II Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2026 Annual Meeting of Stockholders.

2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide exculpation from liability for certain officers of the Company in accordance with recent amendments to Delaware law.

3. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

4. To transact any other business that may be properly presented at the Annual Meeting.

Stockholders of record as of 5:00 p.m. Eastern Time on Wednesday, April 12, 2023 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof. The Proxy Statement and related proxy materials are first being released to the Company’s stockholders and made available on the internet on or about Monday, April 24, 2023.

We encourage you to review these proxy materials and vote your shares before the Annual Meeting.

By Order of the Board of Directors,

Adrian Milton

General Counsel, Chief Administrative Officer and Corporate Secretary

Houston, Texas

April 24, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2023

The notice, proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.proxyvote.com.

Appendix A: Proposed Amendment to the Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers of the Company in Accordance with Recent Amendments to Delaware Law

PROXY STATEMENT SUMMARY

This Proxy Statement contains important information about the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). We are providing these proxy materials to you because our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider in deciding how to vote your shares, and you should read the entire Proxy Statement carefully before voting. This Proxy Statement and related proxy materials are first being released to the Company’s stockholders and made available on the internet on or about Monday, April 24, 2023.

Annual Meeting of Stockholders

Date and Time: June 7, 2023, at 9:00 a.m. Central Time

Location: 9811 Katy Freeway, Suite 700, Houston, Texas 77024

Record Date: April 12, 2023

Voting Matters

		Board’s Vote Recommendations	For Further Information
Proposal 1	Election of Directors	FOR each director nominee	Page 11
Proposal 2	Amend the Company’s Amended and Restated Certificate of Incorporation to Provide Exculpation from Liability for Certain Officers of the Company in Accordance with Recent Amendments to Delaware Law	FOR	Page 16
Proposal 3	Ratification of Independent Registered Public Accounting Firm	FOR	Page 18

Directors and Director Nominees

The following provides summary information about each director and director nominee. The Class II Directors are nominated for election at the Annual Meeting.

Name	Independent	Age	Other Public Boards	AC	CC	NC	Director Class
William A. Zartler	N	57	1				II
Amanda M. Brock	N	62	1				I
Joseph Colonnetta	Y	61	1		M	C	II
Debra G. Coy	Y	65	1	M+		M	II
Jacinto J. Hernandez	Y	44	2	M+		M	I
W. Howard Keenan, Jr.	Y	72	3			M	I
Andrew O’Brien	N	49					III
Donald C. Templin	Y	59		C+	M		III
M. Max Yzaguirre	Y	62	2	M+	C		III

AC – Audit Committee

CC – Compensation Committee

NC – Nominating and ESG Committee

C – Chair

M – Member

+ – Audit Committee Financial Expert

Board Snapshot

Age	Diversity
Less than 50 (2 directors) 50-60 (2 directors) Greater than 60 (5 directors)	22% Female 22% Racially/Ethnically Diverse

CORPORATE GOVERNANCE

Initial Public Offering and Corporate Reorganization

Aris Water Solutions, Inc. (“Aris Inc.”) was incorporated on May 26, 2021 as a Delaware corporation. Aris Inc. was formed to serve as the issuer in an initial public offering of equity, which was completed on October 26, 2021. Concurrent with the completion of our initial public offering (the “IPO”), Aris Inc. became the new parent holding company of Solaris Midstream Holdings, LLC (“Solaris LLC”), a Delaware limited liability company. In this Proxy Statement, except as otherwise indicated or required by the context, all references to “Aris,” “Solaris,” the “Company,” “we,” “our,” and “us” or similar terms refer to (i) Solaris LLC and its consolidated subsidiaries before the completion of the corporate reorganization in connection with the IPO (the “Corporate Reorganization”) and (ii) Aris Inc. and its consolidated subsidiaries as of the completion of the Corporate Reorganization, and thereafter.

Director Nomination Rights

In connection with the closing of the IPO, the Company entered into a director nomination agreement with affiliates of ConocoPhillips and Yorktown Partners LLC, which provides them with the right, under certain circumstances, to nominate directors for election to the Board. One member of the Board, Mr. O’Brien, was nominated to serve as a Class III director pursuant to ConocoPhillips’ rights under the agreement. As a Class III director, Mr. O’Brien is not currently up for election.

Director Independence

The Board has affirmatively determined that Messrs. Colonnetta, Hernandez, Keenan, Templin and Yzaguirre and Ms. Coy are independent within the meaning of New York Stock Exchange (“NYSE”) Listing Rule 303A.02. In making these independence determinations, the Board has reviewed and discussed information provided by the directors to us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director. In addition to determining whether each director satisfies the director independence requirements set forth in the NYSE listing requirements, in the case of members of the Audit Committee, the Board has also made an affirmative determination that members satisfy the separate independence requirements under the NYSE rules, including NYSE Listing Rule 303A.07, and Securities and Exchange Commission (“SEC”) rules, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for such members.

Board Leadership Structure

The Board annually reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. In selecting the Chairman of the Board and the Chief Executive Officer (the “CEO”), the Board follows a selection process that ensures the best interests of the Company are being met. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined or whether to have an Executive Chairman. The Board has determined, however, that wherever and for so long as the Chairman is not an independent director, then there will also be a lead independent director.

Mr. Zartler, our founder, served as Chairman and Chief Executive Officer of our predecessor prior to the reorganization and IPO. With the appointment of Ms. Brock as President and CEO, the roles of CEO and Chairman are now separate. We believe that separating these roles, while retaining Mr. Zartler in the role of Executive Chairman, allows Ms. Brock to focus on the day-to-day management of the business and on executing our strategic priorities, while simultaneously allowing Mr. Zartler to leverage his extensive operating and industry experience by leading the Board and providing advice and counsel to Ms. Brock.

Lead Independent Director

Mr. Colonnetta serves as our Lead Independent Director. The Lead Independent Director attends each meeting of the Board and his responsibilities include presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors; and serving as liaison between the Chairman and the independent directors. The lead independent director also has the authority to call executive sessions of the independent directors.

Director Nominations

In accordance with its Charter, the Nominating and ESG Committee develops and recommends to the Board skills, experience, characteristics and other criteria for identifying and evaluating directors, which will inform the committee’s annual evaluation of the composition of the Board to assess whether the mix of skills, experience, characteristics and other criteria are currently represented on the Board and those that may be needed in the future. The Board believes that the diversity of its membership is an important component of ensuring that it is serving the long-term interests of stockholders and fulfilling its fundamental responsibility to promote the best interests of the Company. The Board and the Nominating and ESG Committee actively seek to achieve a diversity of occupational and personal backgrounds on the Board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age and sexual orientation. As part of the search process for each new director, the Nominating and ESG Committee actively seeks out women and minority candidates to include in the diverse set of qualified director candidate pool from which Board nominees are chosen. The Board also evaluates its diversity as part of its annual self-evaluation process.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. The Nominating and ESG Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by the Board, and any stockholder recommendations for director are evaluated in the same manner as other candidates considered by the Nominating and ESG Committee. Stockholders that wish to nominate a director for election to the Board should follow the procedures described under the “Submission of Stockholder Proposals for the 2024 Annual Meeting” heading.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and ESG Committee.

Committee Membership; Meetings and Attendance

During the fiscal year ended December 31, 2022:

•	the Board held seven meetings;

•	the Audit Committee held five meetings;

•	the Compensation Committee held four meetings; and

•	the Nominating and ESG Committee held four meetings.

Each of our incumbent directors in 2022 attended or participated in at least 75% of the meetings of the Board and the respective committees of which he or she is a member held during the fiscal year ended December 31, 2022.

Directors are expected to attend the annual meeting of stockholders absent unusual circumstances. Each director, other than Ms. Coy, attended the Company’s annual meeting last year.

Audit Committee

Mr. Templin is the chair and member of the Audit Committee, and Ms. Coy and Messrs. Hernandez and Yzaguirre are members. Each member of the Audit Committee is financially literate, and the Board has determined that each member qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. The Board has also determined that each of the members of the Audit Committee are independent under Rule 10A-3 under the Exchange Act and the NYSE rules.

The primary role of the Audit Committee is to exercise primary financial oversight on behalf of the Board. The Company’s management team is responsible for preparing financial statements, and the Company’s independent registered public accounting firm is responsible for auditing those financial statements.

We have adopted an Audit Committee Charter, which details the principal functions of the Audit Committee, including:

•	the appointment, compensation, retention and oversight of the work of the independent auditors;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditors’ internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditor and any steps taken to deal with such issues;

•

pre-approving all audit and permissible non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us to evaluate their continued independence;

•

reviewing and discussing with management and the independent auditor our annual audited and quarterly financial statements, including management’s discussion and analysis of financial condition and operations and the independent auditor’s reports related to the financial statements;

•	receiving reports from management and the independent auditors on, and overseeing the adequacy and effectiveness of, our internal controls and disclosure controls;

•

establishing and periodically reviewing policies and procedures for the review, approval and ratification of related person transactions, as defined in applicable SEC rules, review related person transactions, and oversee other related person transactions governed by applicable accounting standards; and

•	annually evaluating the performance of the Audit Committee and assessing the adequacy of the Audit Committee’s charter.

The Audit Committee has established and oversees procedures for handling reports of potential misconduct, and whereby complaints or concerns regarding accounting, internal accounting controls, auditing or federal securities law matters may be submitted anonymously to the Audit Committee. The Audit Committee has the authority to retain counsel and other advisers as it determines appropriate to assist in performance of its functions at our expense.

Compensation Committee

Mr. Yzaguirre is the chair and member of the Compensation Committee, and Messrs. Colonnetta and Templin are members. The Compensation Committee is responsible for, among other things, reviewing the compensation, including performance bonuses, payable to the executive officers of the Company, and administering the Company’s equity compensation plans.

The Compensation Committee acts on behalf of and in conjunction with the Board to establish the compensation of our executive officers and to provide oversight of our overall compensation philosophy, policies and programs.

We have adopted a compensation committee charter, which details the principal functions of the Compensation Committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and setting the compensation of our Chief Executive Officer based on such evaluation;

•

in conjunction with the CEO, reviewing and approving corporate goals and objectives relevant to the compensation of executive officers other than the CEO in light of those goals and objectives, and setting the compensation levels of such other executive officers based on this evaluation and upon recommendation of the CEO;

•	approving the terms and grants of equity awards for executive officers;

•	administering and making recommendation to the Board with respect to our incentive compensation equity-based remuneration plans that are subject to Board approval;

•	reviewing and approving other compensation and benefit plans;

•	reviewing and recommending to the Board for approval of all employment and severance arrangements for our executive officers;

•	reviewing on an annual basis compliance by officers and directors with the Company’s stock ownership guidelines, and reviewing and recommending any appropriate changes to the Board;

•

reviewing and overseeing the Company’s human capital management policies and practices, including the Company’s policies, objectives and programs related to leadership development, diversity and employment practices;

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•	annually evaluating the performance of the Compensation Committee and assessing the adequacy of the Compensation Committee’s charter.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other advisers, at our expense, and are directly responsible for the appointment, compensation and oversight of the work of any such advisers. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee considers the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and ESG Committee

Mr. Colonnetta is the chair and member of the Nominating and ESG Committee, and Messrs. Hernandez and Keenan and Ms. Coy are members. The Nominating and ESG Committee assists the Board by identifying and recommending individuals qualified to become members of the Board. The Nominating and ESG Committee is responsible for evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to the committees, establishing procedures for considering stockholder nominees to the board, reviewing the corporate governance principles and making recommendations to the Board regarding possible changes; and overseeing, monitoring and making recommendations regarding the Company’s health, safety and environmental program and the Company’s environmental, social and governance (“ESG”) strategy and initiatives.

We have adopted a Nominating and ESG Committee charter, which details the purpose and responsibilities of the Nominating and ESG Committee, including:

•	reviewing and recommending to the Board the skills, experience, characteristics and other criteria for identifying and evaluating directors;

•

identifying, reviewing the qualifications of, and recruiting individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•	developing and recommending to the Board and overseeing implementation of our corporate governance guidelines;

•	annually reviewing the Board’s leadership structure and making recommendations to the independent directors regarding the appointment of the lead independent director;

•

overseeing and, where appropriate, making recommendations to the Board regarding the Company’s health, safety and environmental program and the Company’s ESG policies, practices, goals and opportunities, including with respect to corporate responsibility, social and sustainability matters relevant to the Company’s business;

•	overseeing succession planning for positions held by senior executive officers and reviewing succession planning and management development at least annually with the Board;

•	coordinating and overseeing the annual self-evaluation of the Board, its committees, and individual directors; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The Nominating and ESG Committee has the authority to retain counsel and other advisers as it determines appropriate to assist in performance of its functions at our expense, including, any search firm to be used to identify director candidates, and to approve the fees and other retention terms of any such advisers.

Risk Oversight

A core responsibility of the Board is to oversee the Company’s processes for assessing and managing risk. While the Audit Committee has primary responsibility for risk oversight, both the Audit Committee and the Board are actively involved in risk oversight and both receive reports on our risk management activities from our executive management team on a regular basis. Members of both the Audit Committee and the Board also engage in periodic discussions with our Executive Chairman, President and Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Administrative Officer and Corporate Secretary, and other members of the Company’s management team as they deem appropriate to ensure that risk is being properly managed. In addition, each committee of the Board considers risks associated with its respective area of responsibility. The Company also maintains a comprehensive enterprise risk management (“ERM”) initiative that is led by members of the executive team. Throughout the year, the ERM process identifies and assesses significant existing, emerging and potential risks facing the Company.

Specifically:

•

The Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management, and risks related to matters including the Company’s financial statements and financial reporting processes, compliance, and information technology and cybersecurity.

•

The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, and reports to the Board on the results of this assessment.

•

The Nominating and ESG Committee provides oversight of corporate governance practices and assists the Board in implementing those practices as well as overseeing the Company’s environmental, social and governance (“ESG”) strategy and initiatives, identifying individuals qualified to become members of the Board and advising the Board on Board and committee composition.

Communications with Directors

Stockholders and other interested parties may contact the Board, a committee or any of the independent directors, by mailing correspondence “c/o General Counsel, Chief Administrative Officer and Corporate Secretary” to the Company’s principal executive offices at 9811 Katy Freeway, Suite 700, Houston, TX 77024. The General Counsel, Chief Administrative Officer and Corporate Secretary will forward such correspondence to the Board or to the appropriate committee or director(s). Communications relating to ordinary business matters, such as suggestions and inquiries, or that are primarily commercial in nature are forwarded to the appropriate executive or employee and made available to any independent director who requests them. We do not forward solicitations, junk mail or frivolous or inappropriate communications.

Governance Documents

The Charters of the Audit Committee, Compensation Committee, and Nominating and ESG Committee, along with the Principles of Corporate Governance and the Code of Business Conduct and Ethics, are available at the Company’s website and in print to any stockholder who requests a copy. To access these documents from the Company’s website, go to ir.ariswater.com and select “Governance” from the drop-down menu. Requests for a printed copy should be addressed to General Counsel, Chief Administrative Officer and Corporate Secretary, Aris Water Solutions, Inc., 9811 Katy Freeway, Suite 700, Houston, TX 77024.

Director Compensation

The Board has approved the non-employee director compensation policy described below.

Cash Compensation. Each of the non-employee directors is eligible to receive annual cash retainers for their service on the Board and any committees of the Board. The annual cash retainers are paid quarterly in arrears. In fourth quarter of 2022, the Board adjusted the annual cash retainers for non-employee directors after considering director compensation market data provided by its compensation consultant. The cash retainers before and after such adjustment, which took effect on October 1, 2022, are set forth in the table immediately below.

	Cash Retainer
Position	After October 2022	Before October 2022
Board Member	$75,000	$30,000
Additional Retainers
Lead Independent Director of the Board	30,000	30,000
Audit Committee Chair	25,000	65,000
Member of the Audit Committee	—	40,000
Compensation Committee Chair	20,000	20,000
Nominating and ESG Chair	10,000	10,000

Equity Compensation. Non-employee directors also receive an annual equity grant with a target grant date fair value of $100,000 in the form of restricted stock under the Aris Water Solutions, Inc. 2021 Equity Incentive

Plan (the “2021 Plan”). Subject to the director’s continued service, such awards vest on the one-year anniversary following the date of grant or the date of the next year’s annual meeting if the director is not continuing on the Board after that meeting. In addition, each member of the Audit Committee is granted an annual award of restricted stock with a grant date fair value equal to $40,000 that also vests over a one-year period or the date of the next year’s annual meeting if the director is not continuing on the Board after that meeting.

Director compensation is subject to an overall per-director limit of (i) $750,000 on the total cash fees paid and value of equity granted in a single year or (ii) $1,500,000 in the year a non-employee director first joins the Board or serves as chairman or lead independent director.

2022 Non-Employee Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Joseph Colonnetta	81,250	100,013	181,263
Debra G. Coy	71,250	140,012	211,262
W. Howard Keenan, Jr.	41,250	100,013	141,263
Andrew O’Brien	—	—	—
Donald C. Templin	96,250	140,012	236,262
M. Max Yzaguirre	91,250	140,012	231,262

(1)

Directors who are also employees of the Company do not receive any additional compensation for their services as a director beyond their employee compensation. Jacinto J. Hernandez was appointed to the Board on March 31, 2023.

(2)

Amounts reflect the aggregate grant date fair value of time-vested restricted stock granted to the directors during the year, computed in accordance with FASB ASC Topic 718. These amounts may not correspond to the actual value eventually realized by each director because the value depends on the market value of our common stock at the time the award vests. As of December 31, 2022, each of Mr. Colonnetta and Mr. Keenan held 5,996 shares of unvested restricted stock and each of Ms. Coy, Mr. Templin and Mr. Yzaguirre held 8,394 shares of unvested restricted stock.

Hedging Policy

The Company’s Insider Trading Policy expressly prohibits directors, officers and employees from entering into equity derivative or other financial instruments that would have the effect of limiting rewards and downward market risk of owning the Company’s securities (including equity securities received as part of the Company’s compensation program). In addition, the policy prohibits directors and officers from purchasing Company securities on margin and pledging such securities as security for loans (including with respect to a margin account).

Stock Ownership Guidelines

The Board believes that the named executive officers of the Company (the “NEOs”) should have an appropriate equity ownership in the Company to (i) more closely align their interests and actions with the interests of other Company stockholders and (ii) minimize excessive risk taking. The Board has adopted stock ownership guidelines, which are administered by the Compensation Committee, that require the currently employed NEOs to own equity securities of the Company equal in value to at least a defined multiple of the executive’s annual base salary as follows:

Named Executive Officer	Ownership Guideline
William A. Zartler	5x Annual Base Salary
Amanda M. Brock	5x Annual Base Salary
Stephan E. Tompsett	3x Annual Base Salary

Each director that is independent and who is not also an officer of the Company is required to hold shares of the Company’s common stock with a value equal to 5x the annual cash retainer for such non-employee director, not including supplemental committee retainers or fees. Stock ownership levels must be achieved by each NEO and such directors within five years of the later of their (i) becoming subject to the guidelines or (ii) August 5, 2022, which is the date of the adoption of the guidelines. Shares owned directly and indirectly and awards under the 2021 Plan are counted towards satisfying the guidelines.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation specifies that the Board consists of three classes of directors. Class I, Class II and Class III directors serve until our annual meeting of stockholders in 2025, 2026 (if elected at the Annual Meeting) and 2024, respectively. Ms. Brock and Messrs. Hernandez and Keenan are assigned to Class I. Messrs. Zartler and Colonnetta and Ms. Coy are assigned to Class II and are standing for election at the Annual Meeting. Messrs. O’Brien, Templin and Yzaguirre are assigned to Class III. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of the Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board. Each Director elected to the Board will hold office until his or her term expires or until his or her successor has been elected and qualified.

Based on the recommendation of the Nominating and ESG Committee, the Board nominated the below three Class II directors for election at the Annual Meeting.

Each of the nominees has consented to serve as a director, if elected, and all of the nominees are currently directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by the Board, or alternatively, the Board may reduce the size of the Board.

Director Nominees

For each of the director nominees standing for election, the following describes certain biographical information and the specific experience, qualifications, attributes or skills that qualify them to serve as our directors and, as applicable, the Board committees on which they serve.

William A. Zartler Founder and Executive Chairman	Age: 57	Other Public Company Boards: Solaris Oilfield Infrastructure, Inc.	Director Since: 2021 Class: II
Committees	None
Background

William A. Zartler has served as the Founder and Executive Chairman of the Company since September 2021 and was the Chairman and Chief Executive Officer of Solaris LLC from 2015 to September 2021. Mr. Zartler also currently serves as Chairman and Chief Executive Officer of Solaris Oilfield Infrastructure, Inc. (NYSE:SOI), serving as its Chairman since 2014 and its Chief Executive Officer since July 2018 as well as from 2014 through its initial public offering in May 2017. Mr. Zartler brings over 30 years of experience to Aris, with an extensive background in both energy investing and managing growth businesses. Prior to founding Aris and Solaris Oilfield Infrastructure, Inc., Mr. Zartler was a Founder and Managing Partner of Denham Capital Management (“Denham”), a global energy and commodities private equity firm. He led Denham’s global investing activity in the midstream and oilfield services sectors and served on the investment and executive committees. While at Denham, Mr. Zartler served on the boards of numerous portfolio companies. Prior to joining Denham, Mr. Zartler was Senior Vice President and General Manager at Dynegy (formerly known as NGC Corporation) and an Olefin Feedstock Manager at the Dow Chemical Company. Mr. Zartler received a Bachelor of Science in Mechanical Engineering from The University of Texas at Austin and is a member of the Walker School of Mechanical Engineering Academy of Distinguished Alumni at The University of Texas. Mr. Zartler also received a Master of Business Administration from Texas A&M University. He completed the Stanford Business School Executive Program and serves on the Advisory Board of the Cockrell School of Engineering at The University of Texas at Austin and the Board of Directors of the Texas Business Hall of Fame Foundation.

We believe Mr. Zartler’s strategic vision and deep knowledge of the Company and the industry and his long tenure with the Company and previous companies make him a valuable member of our Board.

Joseph Colonnetta Partner, HBC Investments	Age: 61	Other Public Company Boards: ROC Energy Acquisition Corp.	Director Since: 2021 Class: II
Lead Independent Director
Committees	Nominating and ESG Committee (Chair); Compensation Committee
Background

Joseph Colonnetta has served as a director of our predecessor since December 2016 and is a partner with HBC Investments. Mr. Colonnetta has over 30 years of experience in the private equity industry as both an operator and investor. Since 2011, he has served as the Founding and General Partner of HBC Investments, which specializes in middle market private equity investments. Beginning in 2012, Mr. Colonnetta served for eight years as a Trustee on the Teachers’ Retirement System of Texas (Texas Teachers’ Board). Mr. Colonnetta also served as the Chairman of the prominent Investment Committee of the Texas Teachers’ Board. Mr. Colonnetta has served as a Director and Chairman on numerous private and public company boards. Currently, he serves on the boards of ROC Energy Acquisition Corp. (Nasdaq: ROC), Getka Energy and Storage, and Thunderbird LNG (a partner with Kinder Morgan in Gulf LNG). He also is a Trustee of St. Michael’s Episcopal Foundation. Mr. Colonnetta graduated from the University of Houston in 1985.

We believe Mr. Colonnetta’s significant investment experience, as well as his history as a director, make him a valuable member of our Board.

Debra G. Coy Principal, Svanda & Coy Consulting	Age: 65	Other Public Company Boards: Global Water Resources, Inc.	Director Since: 2021 Class: II
Committees	Audit Committee; Nominating and ESG Committee
Background

Debra G. Coy is a Principal of Svanda & Coy Consulting and an advisor to XPV Water Partners, a growth equity fund, where she served as Partner from February 2015 through February 2020. Ms. Coy currently serves as a director of Global Water Resources, Inc. (Nasdaq: GWRS), where she is a member of the Audit Committee and chairs the Corporate Governance, Nominating, Environmental, and Health and Safety Committee. She is also a director of Axius Water Holdings, a privately held company, and Water for People, a global non-profit. Ms. Coy was a director for Willdan Group, Inc. from March 2018 until June 2022 and AquaVenture Holdings from February 2019 until the company was acquired in March 2020. Previously, Ms. Coy worked on Wall Street as an equity research analyst for more than 20 years. She led coverage of the water sector for Janney Montgomery Scott’s Capital Markets group as Managing Director, and also held senior equity research roles with the Stanford Washington Research Group, Schwab Capital Markets, HSBC Securities and National Westminster Bank. Ms. Coy obtained a Bachelor of Arts degree from the Southern Adventist University in 1979 and a Master of Arts degree from the University of Maryland in 1986.

We believe Ms. Coy’s industry expertise, business acumen, and board experience make her well-qualified to serve as a member of our Board.

Other Directors

For each of the other directors, the following describes certain biographical information and the specific experience, qualifications, attributes or skills that qualify them to serve as our directors and, as applicable, the Board committees on which they serve.

Amanda M. Brock President and CEO	Age: 62	Other Public Company Boards: Coterra Energy Inc.	Director Since: 2021 Class: I
Committees	None
Background

Amanda M. Brock has served as the President and Chief Executive Officer of the Company since September 2021. Ms. Brock joined Solaris LLC in 2017 as the Senior Commercial Advisor and assumed the President and Chief Operating Officer positions in September 2020 and July 2018, respectively. Ms. Brock also served as Chief Commercial Officer of Solaris LLC from February 2018 to September 2020. Ms. Brock has also served as a Director of Solaris LLC since December 2020. Ms. Brock has spent her career focused in the global water, power and energy sectors. Before joining our predecessor, Ms. Brock was Chief Executive Officer of Water Standard, a water treatment company focused on desalination and produced water treatment and recycling in both the upstream and downstream energy industry, from 2009 to 2017. Previously, Ms. Brock was President of the Americas for Azurix and was responsible for developing water infrastructure and services in the Americas. Ms. Brock has served on the board of Coterra Energy Inc. (NYSE:CTRA) (formerly Cabot Oil & Gas Corporation) since 2017. Ms. Brock served on the board of Macquarie Infrastructure Holdings, LLC (NYSE:MIC) (formerly Macquarie Infrastructure Corporation) from August 2018 until June 2022. Ms. Brock is also the past chair of the Texas Business Hall of Fame. She previously served on the Board of Trustees of LSU Law School and the Texas Water Commission. She completed her undergraduate degree in South Africa and earned her law degree at Louisiana State University, where she was a member of the Law Review, and began her career as a lawyer at Vinson & Elkins LLP. Ms. Brock was previously named one of the Top 10 Women in Energy by the Houston Chronicle and in 2016, one of the Top 25 in water globally by Water and Wastewater International. In 2020, Ms. Brock was named one of the Top 25 Influential Women in Energy by Hart Magazine.

Ms. Brock has broad knowledge of the water management aspects of the energy industry and significant experience and expertise with the Company. We believe her skills, background and continuity with the Company qualify her to serve as a member of our Board.

Jacinto J. Hernandez Retired Partner, Capital Group	Age: 44	Other Public Company Boards: Pioneer Natural Resources Company Altria Group, Inc.	Director Since: 2023 Class: I
Committees	Audit Committee; Nominating and ESG Committee
Background

Jacinto J. Hernandez previously served as a partner and investment analyst for Capital Group and its subsidiary, Capital World Investors. He joined the Capital Group companies in August 2000 and retired in June 2022 after having spent 22 years covering a variety of industries, including the oil and gas industry, helping lead the research portfolio for one of the largest growth mutual funds in the world and serving in key leadership roles. Through his roles, he gained extensive experience across multiple asset classes and industries, with a focus on the global energy sector as well as human capital management. Mr. Hernandez is currently a director of Pioneer Natural Resources Company (NYSE: PXD) and Altria Group, Inc. (NYSE: MO). Mr. Hernandez earned his Bachelor of Science in Economics from Stanford University, with a minor in Political Science.

Mr. Hernandez’s extensive financial experience, expertise in highly regulated industries and leadership roles make him a valuable member of our Board.

W. Howard Keenan, Jr. Member, Yorktown Partners LLC	Age: 72	Other Public Company Boards: Antero Resources Corporation Antero Midstream Corporation Solaris Oilfield Infrastructure, Inc.	Director Since: 2021 Class: I
Committees	Nominating and ESG Committee
Background

W. Howard Keenan, Jr. has served as a director of our predecessor since September 2016. Mr. Keenan has over 40 years of experience in the financial and energy businesses and has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry, since its inception in 1997. From 1975 to 1997, he was in the Corporate Finance Department of the investment bank Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991. Mr. Keenan also serves on the boards of directors of the following public companies: Antero Resources Corporation (NYSE: AR), Antero Midstream Corporation (NYSE: AM) and Solaris Oilfield Infrastructure, Inc. (NYSE: SOI). In addition, he is serving or has served as a director of multiple Yorktown Partners portfolio companies. Mr. Keenan obtained an AB from Harvard University in 1973 and an MBA from Harvard Business School in 1975.

We believe that Mr. Keenan, through his decades worth of experience in energy finance and oil and natural gas investments, as well as knowledge gained through past and current service on the board of directors of various public and private companies in the energy industry, make him well-qualified to serve as a member of our Board.

Andrew O’Brien Senior Vice President, Global Operations, ConocoPhillips	Age: 49	Other Public Company Boards: None	Director Since: 2021 Class: III
Committees	None
Background

Andrew O’Brien has served as a director of our predecessor since June 2021. He currently serves as Senior Vice President, Global Operations of ConocoPhillips. Mr. O’Brien has more than 25 years of experience in the oil and gas industry. He has served in a variety of finance, strategy and economist roles in the U.K., Canada, Alaska, Indonesia, and Houston. Mr. O’Brien’s prior leadership roles include Vice President and Treasurer; Vice President, Corporate Planning and Development; Manager, Lower 48 Finance; Manager, Investor Relations; Manager, Strategy and Portfolio Management; and Vice President, Finance and IT for ConocoPhillips Indonesia. He began his career with ConocoPhillips in 1997 as a financial analyst in Warwick, England. Mr. O’Brien was appointed to his current role in May 2021. Mr. O’Brien currently serves on the board of directors of Oil Casualty Investment Corporation. Mr. O’Brien is a chartered management accountant and graduated from the University of Plymouth in 1996 with a bachelor’s degree in business administration.

We believe Mr. O’Brien’s leadership abilities and experience in public finance, development and strategic matters make him a valuable member of our Board.

Donald C. Templin Executive Vice President and Chief Financial Officer, Voya Financial, Inc.	Age: 59	Other Public Company Boards: None	Director Since: 2021 Class: III
Committees	Audit Committee (Chair); Compensation Committee
Background

Donald C. Templin currently serves as Executive Vice President and Chief Financial Officer of Voya Financial, Inc. (NYSE: VOYA). Prior to Voya, Mr. Templin served as Executive Vice President and Chief Financial Officer of Marathon Petroleum Corporation (NYSE: MPC) (“Marathon”) from July 2019 to January 2021, and also served as President of Marathon from July 2017 to June 2019. Mr. Templin also served as the President of MPLX, LP, which is Marathon’s public midstream subsidiary, from January 2016 to June 2017. Mr. Templin joined Marathon in June 2011 and other positions he held at Marathon include Executive Vice President—Supply, Transportation and Marketing and Senior Vice President and Chief Financial Officer. Prior to joining Marathon, Mr. Templin served as a Partner at PricewaterhouseCoopers. Mr. Templin currently serves on the board of One Energy and is a member of One Energy’s audit committee. Mr. Templin previously served on the boards of MPLX, LP from 2012 to 2021 and Calgon Carbon Corporation (“Calgon Carbon”) from 2013 to 2018 and served as a member of Calgon Carbon’s audit committee. Mr. Templin graduated from Grove City College in 1984 with a Bachelor of Arts degree in accounting.

Mr. Templin brings to the Board significant senior management experience, prior public company experience, and industry experience. We believe his long and successful background in public accounting for energy and manufacturing sector clients affords him insight into public company financial reporting requirements and related matters and make him well-qualified to serve as a member of our Board.

M. Max Yzaguirre Former Executive Chairman, Forbes Bros. Holdings	Age: 62	Other Public Company Boards: Altria Group, Inc. Luther Burbank Corporation	Director Since: 2021 Class: III
Committees	Compensation Committee (Chair); Audit Committee
Background

M. Max Yzaguirre currently serves on the board of Altria Group, Inc. (NYSE:MO) and is a member of their Finance Committee and their Innovation Committee. He also serves on the board of directors of Luther Burbank Corporation (Nasdaq: LBC) and is a member of Luther Burbank’s Audit & Risk and Compensation Committees. Mr. Yzaguirre formerly served on the Boards of Directors of BBVA USA Bancshares and BBVA USA Bank from 2009 until June 2021. From May 2017 through February 2021, Mr. Yzaguirre also served first as Chairman and CEO of the Forbes Bros. U.S. operation and ultimately as the Executive Chairman of Forbes Bros. Holdings. Mr. Yzaguirre also served as the Chairman of the Public Utility Commission of Texas from 2001 to 2002 and was a member of the board of directors of Texas Regional Bancshares, Inc. (Nasdaq: TRBS) from 2000 until 2006. Mr. Yzaguirre has over 35 years of leadership experience in domestic and international business, government and law, and expertise in a wide variety of industries and sectors, including electricity, oil and gas, banking, real estate, telecommunications and private equity investing. Mr. Yzaguirre obtained a Bachelor of Business Administration degree from University of Texas at Austin in 1983 and a Juris Doctor degree from the University of Texas School of Law in 1986.

Mr. Yzaguirre’s extensive board, regulatory and executive management roles make him a valuable member of our Board.

Our Board recommends a vote “FOR” the election of each nominee.

PROPOSAL TWO — AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE EXCULPATION FROM LIABILITY FOR CERTAIN OFFICERS OF THE COMPANY IN ACCORDANCE WITH RECENT AMENDMENTS TO DELAWARE LAW

We are submitting to our stockholders a vote to adopt certain provisions in the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) that will provide exculpation from liability for certain officers of the Company as permitted pursuant to recent amendments to Delaware law, similar to, but more limited than, protections currently available to directors of the Company (the “Officer Exculpation Amendment”).

Background

The Company is incorporated in the State of Delaware and therefore is subject to the Delaware General Corporation Law (“DGCL”). The DGCL permits Delaware corporations to limit or eliminate the directors’ personal liability for monetary damages resulting from a breach of fiduciary duty, subject to certain limitations as described below. These provisions are referred to as “exculpatory provisions” or “exculpatory protections.” Exculpatory provisions for directors are already included in the Amended and Restated Certificate of Incorporation.

Recently, the Delaware legislature amended the DGCL to permit Delaware corporations to provide similar exculpatory protections for officers. As adopted, amended Section 102(b)(7) of the DGCL protects officers from personal monetary liability under limited circumstances as explained below. These protections do not apply automatically and must be included in the Amended and Restated Certificate of Incorporation to be effective.

The Officer Exculpation Amendment would extend the exculpation protections to certain officers of the Company, to the fullest extent permitted by Delaware Law. For the reasons set forth below, the Board has approved the Officer Exculpation Amendment, subject to its approval by our stockholders at the Annual Meeting. This summary is qualified in its entirety by reference to the full text of the Officer Exculpation Amendment as set forth in Appendix A (with additions shown as bold and underlined text).

Conditions and Limitations to Exculpation under DGCL Section 102(b)(7)

As amended, Section 102(b)(7) of the DGCL provides important conditions and limitations on a corporation’s exculpation of its officers for monetary damages from breaches of fiduciary duty.

•	Exculpation is not available for breaches of the fiduciary duty of loyalty to the corporation or its stockholders.

•	Exculpation is not available for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law.

•	Exculpation is not available for any transactions from which the officer derived an improper personal benefit.

•	The protections of Section 102(b)(7) are limited to monetary damages only. Claims against officers for equitable relief are available.

•	In contrast to exculpation for directors, exculpation for officers is not available in connection with any derivative claims on behalf of the corporation by a stockholder.

In accordance with Delaware law, under the Officer Exculpation Amendment, the only officers who would be eligible for exculpation would be (i) anyone serving as our President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer, Chief Accounting Officer, Controller and Treasurer, (ii) any other named executive officers, and (iii) any other officer who has consented to service of process in Delaware by written agreement.

Reasons for the Officer Exculpation Amendment

The Nominating and ESG Committee believes that eliminating personal monetary liability for officers under certain circumstances is reasonable and appropriate. Claims against corporations for breaches of fiduciary duties are expected to continue to increase. Delaware corporations that fail to adopt officer exculpation provisions may experience a disproportionate amount of nuisance litigation and disproportionately increased costs in the form of increased director and officer liability insurance premiums, as well as diversion of management attention from the business of the corporation.

The Nominating and ESG Committee also noted that the Amended and Restated Certificate of Incorporation currently includes a provision affording similar protections to directors of the Company to what the Officer Exculpation Amendment would afford to officers of the Company with a distinction being that, under Delaware law, officers of the Company will not be afforded protection from actions brought by or in the right of the Company. In other words, under the Officer Exculpation Amendment, officers of the Company would not be exculpated from actions brought by the Company itself, either through our directors or derivatively through our stockholders. Further, the Nominating and ESG Committee noted that the Officer Exculpation Amendment would not negatively impact stockholder rights. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Nominating and ESG Committee believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain quality officers, the Nominating and ESG Committee recommended to the Board an amendment to the Amended and Restated Certificate of Incorporation to provide such exculpation to the extent permitted by Delaware law. Based on this recommendation, the Board determined that it is in the best interests of the Company and our stockholders to amend the Amended and Restated Certificate of Incorporation as described below.

Our Board recommends a vote “FOR” the amendment of the Company’s Amended and Restated Certificate of Incorporation to provide exculpation from liability for certain officers of the Company in accordance with recent amendments to Delaware law.

PROPOSAL THREE — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP (“BDO”) has served as the Company’s independent registered public accounting firm since 2017.

We are asking stockholders to ratify the Audit Committee’s selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2023. While such ratification is not required, the Board is submitting the selection of BDO to our stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2023, our Audit Committee may reconsider the selection of BDO as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of BDO are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Audit Fees and Services

The following is a summary of fees paid or to be paid to BDO for services rendered over the prior two fiscal years.

	For the year ended December 31, 2022	For the year ended December 31, 2021
Audit Fees(1)	$489,329	$441,276
Audit-Related Fees(2)	$31,190	$386,377
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$520,519	$827,653

(1)

Audit fees are the aggregate fees billed or expected to be billed for each of fiscal 2022 and 2021 for professional services rendered by the principal accountant for the audit of our annual financial statements and review of quarterly financial statements for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Audit-related fees are the aggregate fees billed or expected to be billed for each of fiscal 2022 and 2021 for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of our financial statements.

(3)

Tax fees are the aggregate fees billed or expected to be billed for each of fiscal 2022 and 2021 for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning.

(4)	All other fees are the aggregate fees billed or expected to be billed for each of fiscal 2022 and 2021 for products and services provided by the principal accountant.

Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval policy, under which the Audit Committee annually reviews and pre-approves the services that are expected to be provided by the outside auditor. Any engagement to provide audit or non-audit services that has not been pre-approved through that process must be specifically pre-approved by the Audit Committee if it is to be provided by the outside auditor. All of the services and fees identified in the table above were approved in accordance with SEC and Public Company Accounting Oversight board (the “PCAOB”) requirements and, following our initial public offering, were approved by the Audit Committee.

Our Board recommends a vote “FOR” the ratification of the selection by the Audit Committee of BDO as our independent registered public accounting firm.

Audit Committee Report*

The Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB and SEC. Additionally, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by:

Audit Committee of the Board of Directors

Donald C. Templin (Chair)

Debra G. Coy

Jacinto J. Hernandez

M. Max Yzaguirre

*

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

EXECUTIVE OFFICERS

Set forth below are the name, age, position and description of the business experience of our executive officers (other than those who are also directors and included above) as of April 24, 2023.

Other Executive Officers

Stephan E. Tompsett	Age: 46	Chief Financial Officer

Stephan E. Tompsett has served as the Chief Financial Officer of the Company since September 2022. From May 2021 until May 2022, Mr. Tompsett served as Chief Financial Officer of Limetree Bay Energy, a large-scale refinery, terminal and logistics hub located in the U.S. Virgin Islands. During his tenure at Limetree Bay Energy, Mr. Tompsett was a member of the turnaround management team responsible for leading the financial restructuring and eventual Chapter 11 bankruptcy filing and sale of Limetree Bay Refining, and the separation and recapitalization of Limetree Bay Terminals. Prior to this, Mr. Tompsett served as the Chief Financial Officer and Treasurer of EagleClaw Midstream Ventures, LLC, a Blackstone portfolio company engaged in natural gas gathering, transportation, and processing in the Delaware Basin from March 2019 to April 2021. Mr. Tompsett served as Vice President and Treasurer of Andeavor (formerly Tesoro Corporation), a Fortune 500 independent refining, marketing and logistics company from September 2016 to October 2018. He began his career at JPMorgan as an investment banker. Mr. Tompsett holds a Master of Business Administration degree from the Red McCombs School of Business at the University of Texas at Austin, and a Bachelor of Science degree in Biology and Mathematics from the University of Texas at Austin.

Adrian O. Milton	Age: 38	General Counsel, Chief Administrative Officer and Corporate Secretary

Adrian Milton has served as the General Counsel, Chief Administrative Officer and Corporate Secretary of the Company since November 2021. Mr. Milton previously served as the Vice President and General Counsel of Headlands Research, Inc., a clinical trial site organization from March 2021 through November 2021. From 2013 to February 2021, Mr. Milton served in various roles of responsibility, including Deputy General Counsel for Concho. Mr. Milton began his career with the international law firm of Latham & Watkins LLP where he practiced corporate and securities law. Mr. Milton obtained his Doctor of Jurisprudence from the University of Chicago Law School. Mr. Milton received a Bachelor of Business Administration in International Business and Marketing from the University of Oklahoma.

EXECUTIVE COMPENSATION

Our named executive officers (“NEOs”) for the fiscal year ended December 31, 2022 (the “2022 Fiscal Year”) are as follows:

•	William A. Zartler, our Founder and Executive Chairman;

•	Amanda M. Brock, our President and Chief Executive Officer;

•	Stephan E. Tompsett, our Chief Financial Officer(1); and

•	Brenda R. Schroer, our former Chief Financial Officer.

(1)

Mr. Tompsett commenced service as the Chief Financial Officer of the Company on September 7, 2022, and Ms. Schroer stepped down from this role on the same date. Ms. Schroer terminated employment with the Company on December 30, 2022.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation paid to our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation ($)(5)	Total ($)
William A. Zartler	2022	424,231	—	2,075,281	205,777	12,200	2,717,489
Founder and Executive Chairman	2021	377,547	827,547	4,145,371	—	11,600	5,362,065

Amanda M. Brock	2022	700,000	—	2,746,685	394,100	12,200	3,852,985
President and Chief Executive Officer	2021	413,478	863,478	4,009,864	—	11,600	5,298,420

Stephan E. Tompsett(6)	2022	127,500	—	425,004	59,775	5,100	617,379
Chief Financial Officer

Brenda R. Schroer(7)	2022	450,000	—	2,228,531	—	353,535	3,032,066
Former Chief Financial Officer	2021	318,269	883,333	1,600,019	—	173	2,801,794

(1)	Amounts reflect salary actually paid to the NEOs in the applicable year.
(2)

Amounts shown for 2021 reflect (i) special cash bonus awards received in 2021 in recognition of the efforts of Mr. Zartler, Ms. Brock and Ms. Schroer in connection with the IPO, and (ii) amounts earned by our named executive officers pursuant to a short-term performance-based incentive bonus arrangement approved by the Board for the given year, and (iii) additional cash bonuses made in 2021 to Ms. Schroer of $200,000 for the Company’s successful completion of its senior sustainability-linked bond offering and $250,000 for the Company’s completion of its IPO. Under the IPO bonus in 2021, Mr. Zartler and Ms. Brock each received $450,000 and Ms. Schroer received $140,000. Under the 2021 annual incentive program, Mr. Zartler, Ms. Brock and Ms. Schroer received $377,547, $413,478 and $293,333, respectively.

(3)

Amounts reflect the aggregate grant date fair value of stock awards granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718 and do not reflect the actual value that may be recognized by each NEO. The actual value, if any, that the NEOs will realize for these awards is a function of the market value of the underlying shares of our common stock if and when these awards vest and, with respect to performance-based restricted stock units (“PSUs”), the level of attainment of the applicable performance targets. With respect to stock awards granted in 2022, on March 1, 2022, the participating

NEOs received the following annual grants: (i) RSUs with a grant date fair value per share of $14.61, which was the closing price of our Class A common stock on the last business day prior to the date of grant, and (ii) PSUs subject to both continued service and performance vesting conditions, with a grant date fair value per share of $25.36, which was determined using a Monte Carlo simulation based on the probable outcome of achieving the performance target. For additional information on the assumptions used in these valuations, please read Note 16 to the Financial Statements in our Annual Report on Form 10-K. In connection with his appointment as Chief Financial Officer, Mr. Tompsett received an award of RSUs with a grant date fair value per share of $16.12, which was the closing price of our Class A common stock on the last business day prior to the date of grant. For Ms. Schroer, the amount for 2022 also includes $1,251,941, which reflects the incremental fair value of certain of Ms. Schroer’s RSU awards that were accelerated by the Board on June 8, 2022 in connection with her departure from the Company.
(4)

Amounts shown in this column reflect amounts earned by our named executive officers pursuant to the 2022 short-term performance-based incentive bonus arrangement approved by the Board for the year. These bonuses were paid in March 2023. For more information, please see the section titled “Narrative Disclosure to Summary Compensation Table — Annual Bonus” below.

(5)

Amounts in this column include matching contributions under the Company’s 401(k) plan. For Ms. Schroer, the amount for 2022 also includes (i) $308,880 related to a payment made in lieu of a 2022 annual bonus given Ms. Schroer’s departure from the Company in 2022 and (ii) $43,270 related to a payment for accrued but unused vacation, which was paid in January 2023.

(6)	Mr. Tompsett was appointed Chief Financial Officer on September 7, 2022.
(7)	Ms. Schroer resigned as Chief Financial Officer on September 7, 2022 and terminated employment on December 30, 2022.

Narrative Disclosure to Summary Compensation Table

Base Salaries

As of the close of the fiscal year ended December 31, 2021 (the “2021 Fiscal Year”), Mr. Zartler, Ms. Brock and Ms. Schroer’s base salaries were $400,000, $700,000 and $450,000, respectively. In February 2022, Mr. Zartler’s base salary was increased to $430,000. Mr. Tompsett’s base salary was set at $425,000 upon joining the Company in 2022.

Annual Bonus

We maintained a short-term performance-based incentive program for the 2022 Fiscal Year. Bonuses awarded under this program were earned based on each officer’s annualized based salary and a pre-established target bonus percentage. Final bonuses were determined after considering achievement with respect to pre-established performance goals, specifically EBITDA, safety, direct operating expense, achievement of our sustainability performance target with respect to the amount of recycled water and individual performance. Based on the 2022 Fiscal Year performance with respect to the factors listed above, in March of 2023 Mr. Zartler, Ms. Brock and Mr. Tompsett received the following bonus amounts $205,777, $394,100 and $59,775 (pro-rated for his partial year of service), respectively.

2021 Equity Incentive Plan

In connection with the IPO, we adopted the 2021 Plan pursuant to which we currently grant performance-based restricted stock units, time-based restricted stock units and restricted stock awards to eligible participants. The 2021 Plan is a key component of our annual compensation and incentive program for NEOs. Each of our NEOs received grants of RSUs and PSUs (other than Mr. Tompsett, who only received RSUs) under the 2021 Plan in the 2022 Fiscal Year.

RSUs

The RSUs granted vest in the following installments: (i) one-third at or about the first anniversary of the award date, (ii) one-third at or about the second anniversary of the award date, and (iii) one-third at or about the third anniversary of the award date. The grant date fair value of the awards was determined using the Company’s closing stock price on the last business day prior to the date of grant. Unvested shares of restricted stock and RSUs participate in nonforfeitable dividends or distributions with the common equity holders of the Company.

PSUs

The PSUs will utilize as metrics to measure performance at the end of the performance periods stipulated in the PSU award agreement (i) Absolute Annualized Total Shareholder Return (“Absolute TSR”) for 50% of the target PSUs granted and (ii) Relative Total Shareholder Return (“Relative TSR”) for the remaining 50% of the target PSUs granted, which will use the Alerian MLP Index for comparison. The PSUs are subject to a three-year cycle and are earned 25%, 25% and 50% in each of years 1, 2 and 3, respectively, for the PSUs allocated to the Relative TSR measure of performance and will be earned at the end of year 3 for the PSUs allocated to the Absolute TSR measure of performance. All PSUs will have a cliff vesting at the end of the three-year performance period.

PSUs provide the NEO the right to receive an amount ranging from 0% to 200% of the target PSUs granted based on both the Company’s Absolute TSR and Relative TSR performance during the three-year performance period, subject to the continued employment of the NEO. The PSUs can be paid out in either common stock or cash, at the Compensation Committee’s election. PSUs will be eligible to receive dividends; however such dividends will not be paid until such time as the PSUs vest, if at all.

Outstanding Equity Awards at 2022 Fiscal-Year End Table

Name	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(7)	Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested ($)(6)
William A. Zartler	10/26/2021	65,385	(1)	942,198	—	—
	12/16/2021	137,287	(2)	1,978,306	—	—
	03/01/2022	81,452	(3)	1,173,723	69,816	1,006,049
Amanda M. Brock	10/26/2021	86,539	(1)	1,247,027	—	—
	12/16/2021	96,101	(2)	1,384,815	—	—
	03/01/2022	107,803	(3)	1,553,441	92,404	1,331,542
Stephan E. Tompsett	09/07/2022	26,365	(4)	379,920	—	—
Brenda R. Schroer(5)

(1)	These RSUs vest in equal installments on October 22, 2023 and October 22, 2024.
(2)	These RSUs vest in equal installments on December 16, 2023 and December 16, 2024.
(3)	One-third of these RSUs vested on March 1, 2023, one-third will vest on March 1, 2024, and one-third will vest on March 1, 2025.
(4)	These RSUs vest in equal installments on September 7, 2023, September 7, 2024, and September 7, 2025.
(5)

In June 2022, the Board accelerated the vesting of (i) 26,924 RSUs granted to Ms. Schroer in October 2021 that were scheduled to vest in equal amounts on October 22, 2023 and October 22, 2024 so that such RSUs would vest on December 16, 2022; and (ii) 32,949 RSUs granted to Ms. Schroer in December 2021 that were scheduled to vest in equal amounts on December 16, 2023 and December 16, 2024 so that such RSUs would all vest on December 16, 2022. In connection with Ms. Schroer’s departure from the Company on

December 30, 2022, Ms. Schroer forfeited her remaining unvested RSUs and all of her PSUs granted in 2022.
(6)	Calculated by multiplying the number of units reported in the preceding column by the closing price of our Class A common stock on the NYSE on December 30, 2022, which was $14.41.
(7)

The number of units listed shows 200% of the number of the target PSUs awarded on the grant date, which is the maximum number of shares that may be deliverable under the awards, based on the applicable performance criteria measured as of December 31, 2022, but the performance goals will not necessarily be achieved at the maximum level. Each PSU represents a contractual right to receive one share of Class A common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of PSUs awarded, depending on the Absolute TSR and the Relative TSR measured at the end of the performance periods stipulated in the PSU award agreement during the 36-month performance period ending December 31, 2024.

Retirement Benefits

The Company has not maintained, and does not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. The Company’s 401(k) plan currently provides a dollar-for-dollar matching contribution on up to 4% of a participant’s eligible deferred compensation.

Potential Payments Upon Termination or a Change in Control

Executive Change in Control Severance Plan

On June 8, 2022, the Company adopted the Aris Water Solutions, Inc. Executive Change in Control Severance Plan (the “CIC Severance Plan”). In connection with the adoption of the CIC Severance Plan, the Company entered into participation agreements with each of Mr. Zartler, Ms. Brock and Ms. Schroer. The Company also entered into a participation agreement with Mr. Tompsett in connection with his appointment as Chief Financial Officer on September 7, 2022. Under the CIC Severance Plan, if the Company terminates an NEO’s employment without cause or upon the NEO’s resignation for good reason during the 90 days prior to or 12-month period following a change in control (as such term is defined in the CIC Severance Plan), then the NEO is eligible to receive the following benefits:

•

Severance payable in a lump sum in an amount equal to a multiplier of either 2.5 or 3.0 (based on the NEO’s tier in the CIC Severance Plan (the “Tier”)) multiplied by the sum of (A) the NEO’s annual base salary and (B) the NEO’s target annual bonus for the year in which the termination of employment occurs;

•

An additional lump sum payment equal to 18 or 24 (based on the participant’s Tier) times the monthly premium for the NEO’s and his or her dependents’ participation in the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, less the amount of employee contributions that would apply to such participation if the NEO were an active employee;

•

Payment of any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination of employment occurs, payable on the date when bonuses are paid to the Company’s executives for such fiscal year, plus an additional lump sum payment equal to a pro-rata portion of the target annual bonus that the NEO was eligible to earn for the fiscal year in which the termination occurs, based on the number of days the NEO was employed during such fiscal year; and

•

Full vesting of all of the NEO’s outstanding unvested restricted stock units (and any other outstanding and unvested equity incentive awards); provided that, with respect to any performance-based restricted stock units, all performance goals or other vesting criteria will be deemed achieved at the greater of 100% of target or the actual achievement through the termination date and all other terms and conditions will be deemed met.

As used in the CIC Severance Plan:

•

“cause” generally means (i) commission of an act of fraud, theft or embezzlement or being convicted of, or pleading guilty or nolo contendere to, any felony that (as to any such felony) would reasonably be expected to result in damage or injury to the Company or an affiliate, or to the reputation of any such party; (ii) commission of an act constituting gross negligence or willful misconduct that is materially harmful to the Company or an affiliate; (iii) engaging in any action that is a violation of a material covenant or agreement of the participant in favor of the Company or an affiliate that, if curable, is not cured within 15 days of receipt by the participant of written notice of such violation; (iv) material breach of any material covenant or agreement of the participant under any confidentiality, noncompetition, non-disparagement, non-solicitation or similar agreement; (v) engaging in habitual drug or alcohol abuse; (vi) failure or refusal to use good faith efforts to follow the reasonable directions of his or her supervisor; or (vii) poor performance, nonperformance, or neglect of the participant’s duties to the Company or an affiliate or insubordination; and

•

“good reason” generally means (i) a material diminution in the participant’s duties, authority or responsibilities; (ii) a material reduction in the participant’s base pay or target annual bonus opportunity; or (iii) a relocation of the participant’s principal place of employment to a location that is more than 50 miles from his or her place of employment, provided that a relocation from a principal place of employment that is not one of the Company’s principal office locations to one of the Company’s principal office locations shall not constitute “good reason”; and is subject to a notice and cure period.

A NEO’s rights to any severance benefits under the CIC Severance Plan upon a qualifying termination are conditioned upon the participant executing and not revoking a valid separation and general release of claims agreement in a form acceptable to the Company.

Agreements With Our Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the 2021 Plan as of December 31, 2022:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)(2)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	1,606,124	—	3,237,414
Total	1,606,124	—	3,237,414

(1)	Includes PSUs assuming maximum performance levels are achieved.
(2)	RSU and PSU awards do not have an exercise price and, therefore, have been excluded from the weighted average exercise price calculation in column (b).

Our only equity compensation plan is the 2021 Plan. The 2021 Plan was adopted by the Company in connection with the IPO but has not been approved by our public stockholders. Please read Note 16 to our consolidated financial statements, entitled “Stock-Based Compensation and Other Compensation Plans,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for a description of our equity compensation plan. In addition, a detailed description of the terms of the 2021 Plan is included in the final prospectus filed with the SEC under Rule 424(b) under the Securities Act on October 25, 2021 (Registration Statement on Form S-1 (File No. 333-259740)) in connection with our IPO under the heading “Executive Compensation — 2021 Equity Incentive Plan.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for the Company’s Related Person Transactions

Our Audit Committee charter provides that our Audit Committee must review policies and procedures for the review, approval and ratification of related person transactions, as defined in applicable SEC rules, review related person transactions, and oversee other related person transactions governed by applicable accounting standards.

Related Person Transaction Policy

We have adopted a written policy on transactions with “Related Persons,” defined in the policy as any (1) person who is or was (since the beginning of the Company’s last completed fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (2) greater than 5% beneficial owner of the Company’s common stock, or (3) the immediate family members of any of the foregoing. For purposes of this policy, an “Interested Transaction” is defined as any transaction, arrangement, relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved since the beginning of the Company’s last completed fiscal year is or is expected to exceed $100,000 (including any periodic payments or installments due on or after the beginning of the Company’s last completed fiscal year and, in the case of indebtedness, the largest amount expected to be outstanding and the amount of annual interest thereon), (2) the Company or any of its subsidiaries is a participant, and (3) any Related Person has or will have a direct or indirect material interest. The Audit Committee will review the material facts of all Interested Transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the Interested Transaction, taking into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in such Interested Transaction. If advance Audit Committee approval of an Interested Transaction requiring the Audit Committee’s approval is not feasible, then the Interested Transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In addition, the policy provides standing pre-approval for certain types of transactions that the Audit Committee has reviewed and determined shall be deemed pre-approved.

Related Party Transactions

We have entered into the following related party transactions, which were ongoing during 2022:

Registration Rights Agreement

In connection with the closing of the IPO, the Company entered into a registration rights agreement with certain of the owners of its Class B common stock in which we agreed to register the sale of their shares under certain circumstances.

Solaris LLC Agreement

In connection with the closing of the IPO, the Company entered into an amended and restated Solaris LLC Agreement pursuant to which each owner of units in Solaris LLC (“Solaris LLC Units”) at the time of the IPO (“Legacy Owners”) has, subject to certain limitations, the right (the “Redemption Right”) to cause Solaris LLC to acquire all or a portion of their Solaris LLC Units for, at Solaris LLC’s election, (x) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each Solaris LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications or (y) an equivalent amount of cash. Alternatively, upon the exercise of the redemption right, Aris (instead of Solaris LLC) will have the right to acquire each tendered Solaris LLC Unit directly from the Legacy Owners for, at Aris’s election, (x) one share of Class A common stock or (y) an equivalent amount of cash. In addition, upon a change of control of Aris, the Company has the right to require each holder of Solaris LLC Units (other than Aris) to exercise its Redemption Right with respect to some or all of such unitholder’s Solaris LLC Units. Under the Solaris LLC Agreement, the members have also agreed that certain of the Legacy Owners and their respective affiliates are permitted to engage in business activities or invest in or acquire businesses which may compete with our business or do business with our customers.

Tax Receivable Agreement

In connection with the closing of the IPO, the Company entered into a tax receivable agreement (the “TRA”) with the Legacy Owners of Solaris LLC Units (each such person, a “TRA Holder,” and together, the “TRA Holders”). The TRA generally provides for the payment by the Company to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the IPO as a result of certain increases in tax basis, and from deemed interest deductions arising from these payments, that occur as a result of the Company’s acquisition or Solaris LLC’s redemption, respectively, of all or a portion of such TRA Holder’s Solaris LLC Units in certain circumstances in periods after the IPO.

Director Nomination Agreement

In connection with the closing of the IPO, the Company entered into a director nomination agreement with affiliates of ConocoPhillips and Yorktown. The director nomination agreement provides such holders with the right, but not the obligation, to nominate directors for election to the Board as follows: (i) ConocoPhillips has the right to nominate one nominee for election to the Board for so long as ConocoPhillips and its affiliates beneficially own at least 12.5% of the voting power of our common stock and such nominee will be a Class III director; and (ii) Yorktown has the right to nominate one nominee for election to the Board for so long as Yorktown and its affiliates beneficially own at least 12.5% of the voting power of our common stock and such nominee will be a Class I director. In addition, each of ConocoPhillips and Yorktown are entitled to designate the successor for its respective Board designee whose Board service terminates prior to the end of the director’s term. The rights of each of ConocoPhillips and Yorktown will terminate on the date when such holder ceases to beneficially own at least 12.5% of the voting power of our common stock (or earlier upon written notice by such holder agreeing to terminate its rights under the agreement).

Agreements with ConocoPhillips

We and ConocoPhillips entered into a 13-year water gathering and handling agreement, pursuant to which an affiliate of ConocoPhillips agreed to dedicate all of the produced water generated from its current and future acreage in a defined area of mutual interest in New Mexico and Texas. We also supply recycled water and groundwater as part of this agreement since our integrated pipeline network is located in or in close proximity to much of the ConocoPhillips acreage, allowing us to provide them with significant volumes of water.

As of December 31, 2022, the Company had a receivable of $46.0 million from ConocoPhillips, and a payable of $3.0 million to ConocoPhillips. As December 31, 2022, the Company also had revenues from ConocoPhillips of approximately $108.3 million and operating expenses reimbursed to ConocoPhillips in the amount of approximately $1.4 million. Operating expenses reimbursed to ConocoPhillips are related to the Company’s reimbursement of ConocoPhillips’ costs for operating certain assets on the Company’s behalf between closing and the transfer of the acquired assets.

Agreement with Solaris Energy Management, LLC

On September 14, 2016, we entered into an administrative services arrangement with Solaris Energy Management, LLC (“SEM”), a company owned by Mr. Zartler, for the provision of certain personnel and administrative services at cost. Beginning in 2020, services provided by SEM were administrative only. In addition, SEM provides office space, equipment and supplies to us under the administrative service agreement.

For the year ended December 31, 2022, we incurred $0.6 million for these services. The Company had $0.05 million accrued payables to SEM at December 31, 2022. As of December 31, 2022, the Company had a prepaid balance to SEM of $0.2 million to cover future rent and other expenses.

Vision Resources, Inc.

We purchase brackish water for use in our water solutions activities from Vision Resources, Inc (“Vision”). Vision is a Legacy Owner of Solaris LLC. For the year ended December 31, 2022, we made purchases of $0.2 million for water and services. We also rent office space from an affiliate of Vision in Carlsbad, New Mexico and incurred rent expense of $0.2 million for the year ended December 31, 2022.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock as of April 12, 2023 by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of Class A common stock or Class B common stock;

•	each of the Company’s named executive officers and directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. The percentage of beneficial ownership is based on 30,073,594 shares of the Company’s Class A common stock and 27,554,566 shares of the Company’s Class B common stock outstanding as of April 12, 2023.

Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Unless otherwise indicated, the address of each of the parties named in the table below is 9811 Katy Freeway, Suite 700, Houston, Texas 77024.

	Class A Common Stock(1)		Class B Common Stock		Total Voting Power(2)
Name of Beneficial Owner	Number	% of Class	Number	% of Class	Number	%
5% Stockholders:
ConocoPhillips(3)	—	—	12,873,151	47%	12,873,151	22%
Yorktown Energy Partners XI, L.P.(4)	—	—	10,304,608	37%	10,304,608	18%
T. Rowe Price Investment Management, Inc.(5)	3,614,942	12%	—	—	3,614,942	6%
Encompass Capital Advisors LLC(6)	1,922,702	6%	—	—	1,922,702	3%
Vision Resources, Inc.(7)	2,091,157	7%	—	—	2,091,157	4%
DePrince, Race & Zollo, Inc.(8)	1,652,896	5%	—	—	1,652,896	3%
Delaware Energy LLC(9)	2,836,591	9%	—	—	2,836,591	5%
Named Executive Officers, Directors and Director Nominees:(10)
William A. Zartler(11)	106,660	*	1,553,091	6%	1,659,751	3%
Amanda M. Brock	113,420	*	406,693	1%	520,113	1%
Brenda R. Schroer(12)	96,257	*	—	—	96,257	*
Stephan E. Tompsett	—	—	—	—	—	—
Joseph Colonnetta(13)	18,689	*	—	—	18,689	*
Debra G. Coy(14)	20,664	*	—	—	20,664	*
Jacinto J. Hernandez	4,750	*	—	—	4,750	*
W. Howard Keenan, Jr.(4)(15)	13,689	*	10,304,608	37%	10,318,297	18%
Andrew O’Brien	—	—	—	—	—	—
Donald C. Templin(16)	96,087	*	—	—	96,087	*
M. Max Yzaguirre(17)	26,856	*	—	—	26,856	*
All executive officers, directors and director nominees as a group (12 persons)	510,809	2%	12,264,392	45%	12,775,201	22%

*	Represents less than 1.0 percent.
(1)

Subject to the terms of the Solaris LLC Agreement, certain of our officers and directors and the other members of Solaris LLC have, subject to certain limitations, the right to cause Solaris LLC to acquire all or a portion of their Solaris LLC Units for shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each Solaris LLC Unit redeemed. In connection with such acquisition, the corresponding number of shares of Class B common stock will be cancelled. See “Certain Relationships and Related Party Transactions — Related Party Transactions — Solaris LLC Agreement.” Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A common stock upon exercise by a Solaris LLC Unit Holder of its redemption right. As a result, beneficial ownership of Class B common stock and Solaris LLC Units is not reflected as beneficial ownership of shares of our Class A common stock for which such units and stock may be redeemed.

(2)

Represents percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock has no economic rights, but entitles the holder thereof to one vote for each Solaris LLC Unit held by such holder.

(3)

Based on a Schedule 13G, dated February 14, 2022, jointly filed with the SEC by ConocoPhillips, Concho Resources Inc. (“Concho”) and COG Operating LLC (“COG”). The shares are directly held by COG. COG is a wholly owned subsidiary of Concho, and Concho is a wholly owned subsidiary of ConocoPhillips. Each of ConocoPhillips, Concho and COG reported shared voting and dispositive power with respect to the shares. The address of ConocoPhillips is 925 N. Eldridge Parkway, Houston, Texas 77079. The address of each of Concho and COG Operating LL is One Concho Center, 600 W. Illinois Avenue, Midland, Texas 79701.

(4)

Based on a Schedule 13G, dated February 14, 2022, jointly filed with the SEC by Yorktown Energy Partners XI, L.P. (“Yorktown XI”), Yorktown XI Company LP (“Yorktown XI Company”) and Yorktown XI Associates LLC (“Yorktown XI Associates”). The shares are directly held by Yorktown XI. Yorktown XI Company is the sole general partner of Yorktown XI, and Yorktown XI Associates is the sole general partner of Yorktown XI Company. As a result, Yorktown XI Company and Yorktown XI Associates may be deemed to beneficially own the shares directly held by Yorktown XI. Each of Yorktown XI, Yorktown XI Company and Yorktown XI Associates reported shared voting and dispositive power with respect to the shares. Yorktown XI Company and Yorktown XI Associates disclaim beneficial ownership of the securities held by Yorktown XI in excess of their pecuniary interest therein. The managers of Yorktown XI Associates LLC, who act by majority approval, are W. Howard Keenan, Jr., one of the Company’s directors, Bryan H. Lawrence, Peter A. Leidel, Tomás R. LaCosta and Robert A. Signorino (the “Yorktown Managers”). As a result, the Yorktown Managers may each be deemed to beneficially own the shares held by Yorktown Energy Partners XI, L.P. The Yorktown Managers disclaim beneficial ownership of the shares held by Yorktown Energy Partners XI, L.P. in excess of their pecuniary interest therein. The address for Yorktown Energy Partners XI, L.P. is 410 Park Avenue, 20th Floor, New York, New York 10022.

(5)

Based on a Schedule 13G/A dated February 14, 2023, filed jointly by the SEC by T. Rowe Price Investment Management, Inc. (“Price Investment Management”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap”). Price Investment Management reported sole voting power with respect to 1,284,296 shares and sole dispositive power with respect to 3,614,942 shares and Price Small-Cap reported sole voting power respect to 2,297,078 shares. The address of each of Price Investment Management and Price Small-Cap is 101 E. Pratt Street, Baltimore, Maryland 21201.

(6)

Based on a Schedule 13/GA, dated February 14, 2022, jointly filed with the SEC by Encompass Capital Advisors LLC (“Encompass Advisors”), Encompass Capital Partners LLC (“Encompass Partners”) and Todd J. Kantor. Encompass Advisors and Mr. Kantor reported shared voting and dispositive power with respect to 1,922,702 shares and Encompass Partners reported shared voting and dispositive power with respect to 1,348,861 shares. The address of each of Encompass Advisors, Encompass Partners and Mr. Kantor is 200 Park Avenue, 11th Floor, New York, New York 10166.

(7)

Based on a Schedule 13G, dated March 9, 2023, filed with the SEC by Vision Resources, Inc. Vision Resources, Inc. reported sole voting power with respect to 2,091,157 shares and sole dispositive power with respect to 2,091,157 shares. The address of Vision Resources, Inc. is 1609 Commerce, NM 88220.

(8)

Based on a Schedule 13G, dated February 14, 2023, filed with the SEC by DePrince, Race & Zollo, Inc. DePrince, Race & Zollo, Inc. reported sole voting power with respect to 1,563,535 shares and sole dispositive power with respect to 1,652,896 shares. The address of DePrince, Race & Zollo, Inc. is 250 Park Ave South, Suite 250, Winter Park, FL 32789.

(9)

Estimated based on the terms of the Asset Purchase Agreement, dated as of August 1, 2022, between the Company and Delaware Energy LLC pursuant to which the Company issued 3,365,907 shares of Class A common stock to Delaware Energy LLC (the “Purchase Agreement”). Excludes shares of Class A common stock held in an escrow account pursuant to the terms of the Purchase Agreement. To the knowledge of the Company, a Schedule 13G has not been filed by Delaware Energy LLC, and the Company has reason to believe a Schedule 13G should be filed.

(10)

Does not include any shares of Class A common stock that are subject to outstanding RSUs or PSUs previously granted to our directors or executive officers, except to the extent the directors or executive officers have the right to acquire any such shares within 60 days of April 12, 2023.

(11)

Class B common stock based on a Schedule 13G, dated February 14, 2023, filed by William A. Zartler. In connection with the dissolution of Solaris Midstream Investment, LLC (“Solaris Investment”) in December 2022, Solaris Investment distributed all or substantially all of its assets to its members in proportion to their respective ownership interests in Solaris Investment, including (i) 488,474 Solaris LLC Units, together with an equal number of shares of Class B common stock, to Mr. Zartler and (ii) 1,064,617 Solaris LLC Units, together with an equal number of shares of Class B common Stock, to Solaris Energy Capital, LLC (“Solaris Energy Capital”), a company controlled by Mr. Zartler. As a result, Mr. Zartler may be deemed to be a beneficial owner of all of the shares owned by Solaris Energy Capital. Mr. Zartler disclaims beneficial ownership of the shares held by Solaris Energy Capital except to the extent of his pecuniary interests therein.

(12)	Ms. Schroer departed the Company as of December 30 2022. Based on information provided to the Company by Ms. Schroer as of February 14, 2023.
(13)	Includes 5,996 shares of unvested restricted Class A Common Stock for which Mr. Colonnetta has sole voting but no dispositive power.
(14)	Includes 8,394 shares of unvested restricted Class A Common Stock for which Ms. Coy has sole voting but no dispositive power.
(15)	Includes 5,996 shares of unvested restricted Class A Common Stock for which Mr. Keenan has sole voting but no dispositive power.
(16)	Includes 8,394 shares of unvested restricted Class A Common Stock for which Mr. Templin has sole voting but no dispositive power.
(17)	Includes 8,394 shares of unvested restricted Class A Common Stock for which Mr. Yzaguirre has sole voting but no dispositive power.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s common stock.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board of Directors of Aris for use at the Annual Meeting to be held on Wednesday, June 7, 2023, at 9:00 a.m. Central Time, or at any adjournments or postponements thereof.

Where is the Annual Meeting being held?

The Annual Meeting is being held at 9811 Katy Freeway, Suite 700, Houston, Texas 77024.

Who may vote at the Annual Meeting of stockholders?

Stockholders who owned shares of the Company’s common stock, par value $.0001 per share, as of 5:00 p.m. Eastern Time on April 12, 2023 are entitled to vote at the Annual Meeting. As of the record date, there were 30,073,594 shares of the Company’s Class A common stock and 27,554,566 shares of the Company’s Class B common stock outstanding. Holders of the Company’s Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders at the Annual Meeting for their vote or approval.

What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1. To elect three Class II directors to serve as directors on the Board until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide exculpation from liability for certain officers of the Company in accordance with recent amendments to Delaware law; and

3. To ratify the selection by our Audit Committee of BDO USA, LLP (“BDO”) to serve as our independent registered public accounting firm for the year ending December 31, 2023.

We will also consider any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board unanimously recommends that stockholders vote “FOR” each nominee for director, “FOR” the amendment of the Company’s Amended and Restated Certificate of Incorporation to provide exculpation from liability for certain officers of the Company in accordance with recent amendments to Delaware law, and “FOR” the ratification of the selection of BDO as our independent registered public accounting firm.

How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the stock outstanding and entitled to vote at the Annual Meeting, must be present or represented by proxy.

How many votes do I have?

Each share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

What is the proxy card?

The proxy card enables you to appoint Amanda Brock, our President and Chief Executive Officer, and Adrian Milton, our General Counsel, Chief Administrative Officer and Corporate Secretary, as your representatives, at the Annual Meeting. By completing and returning the proxy card, you are authorizing Ms. Brock and Mr. Milton to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the Annual Meeting date in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

If I am a stockholder of record of the Company’s shares, how do I vote?

Before the Annual Meeting, you may vote:

•	By mail, by completing, signing, and dating your proxy card.

•	Online at www.proxyvote.com.

•	By telephone, at 1-800-690-6903.

During the Annual Meeting, you may attend and vote in person.

If I am a beneficial owner of shares held in street name, how do I vote?

Beneficial owners should check their voting instruction form or Notice for how to vote in advance of and how to participate in the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms generally have the authority to vote shares not voted by customers on certain “routine” matters, which is expected to include the ratification of our independent registered public accounting firm. Accordingly, at the Annual Meeting, we expect that your shares may be voted by your brokerage firm for the ratification of our independent registered public accounting firm.

Brokers are prohibited from exercising discretionary authority on non-routine matters. The election of directors and the proposal to amend the Company’s Amended and Restated Certificate of Incorporation are

expected to be considered non-routine matters, and therefore brokers are not expected to be able to exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting and entitled to vote, those shares will still be counted for purposes of determining if a quorum is present.

Note that whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker how to vote your shares on all proposals to ensure that your vote is counted.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the three nominees who receive the highest number of shares voted “FOR” his or her election will be elected.

Broker non-votes will have no effect on this proposal.

What vote is required to amend the Company’s Amended and Restated Certificate of Incorporation?

Approval of the proposal to amend our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock entitled to vote thereon.

Abstentions and broker non-votes will have the same effect as a vote against this proposal.

What vote is required to ratify the selection by our Audit Committee of BDO as our independent registered public accounting firm?

Approval of the proposal to ratify the selection of BDO as our independent registered public accounting firm requires the affirmative vote of at least a majority of the voting power of the stock present or represented by proxy and entitled to vote thereon.

Abstentions will have no effect on this proposal, assuming that a quorum is present. We do not expect there to be any broker non-votes on this proposal.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 9811 Katy Freeway, Suite 700, Houston, TX 77024 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted as recommended by the Board, including “FOR” each of the director nominees, “FOR” the amendment to the Company’s Amended and Restated Certificate of Incorporation, and “FOR” the ratification of BDO to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2023.

What do I need to do if I would like to attend the Annual Meeting or if I would like a representative to attend on my behalf?

If you would like to attend the Annual Meeting, or if you would like to appoint a representative to attend the meeting on your behalf, you must have been a stockholder of record on April 12, 2023. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. Seating at the Annual Meeting is available on a first-come, first-served basis. In addition, you will be asked to present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting. Security measures may include bag search, metal detector, and other search devices. The use of cameras (including cell phones with photographic capabilities), recording devices, smart phones, and other electronic devices is strictly prohibited.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. The Company has retained Broadridge Financial Solutions (“Broadridge”) to aid in the solicitation of proxies. The cost of Broadridge’s services is estimated not to exceed $10,000. In addition to solicitations by mail, Broadridge, through its employes, and the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers of the Company will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock, represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of the Board.

Submission of Stockholder Proposals for the 2024 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2024 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at its offices at 9811 Katy Freeway, Suite 700, Houston, TX 77024 no later than December 26, 2023.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting (but not for inclusion in the proxy statement). Notice of a nomination or proposal must be delivered to the Corporate Secretary at 9811 Katy Freeway, Suite 700, Houston, TX 77024 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to, the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2024 annual meeting of stockholders, notice of a nomination or proposal must be delivered to us no later than March 9, 2024 and no earlier than February 8, 2024. Nominations and proposals also must satisfy other requirements set forth in the bylaws. In addition, to comply with the universal proxy rules, if a stockholder intends to solicit proxies in support of nominees submitted under our advance notice bylaws, then the stockholder must provide proper written notice that sets forth all information required under Rule 14a-19 of the Exchange Act no later than the close of business on April 8, 2024 (or, if the annual meeting of stockholders is called for a date that is more than 30 days before or more than 60 days after the anniversary of the prior year’s annual meeting, then notice must be provided by the later of 60 days prior to the annual meeting of stockholders or the 10th day following the date on which announcement of the annual meeting of stockholders was first made). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described above.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together, both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions: If the shares are registered in the name of the stockholder, the stockholder should contact Adrian Milton, General Counsel, Chief Administrative Officer and Corporate Secretary, at our offices by sending a written request to 9811 Katy Freeway, Suite 700, Houston, TX 77024, to inform us of his or her request; or if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov.

We will provide without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Adrian Milton, General Counsel, Chief Administrative Officer and Corporate Secretary, Aris Water Solutions, Inc., 9811 Katy Freeway, Suite 700, Houston, TX 77024.

APPENDIX A

Proposed Amendment to the Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers of the Company in Accordance with Recent Amendments to Delaware Law

“RESOLVED, that Article IX of the Company’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follow:

ARTICLE IX

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

SECTION 9.1.                Limitation of Director and Officer Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director or officer. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director or officer for acts or omissions occurring prior to the date of such amendment, repeal or modification.”

ARIS WATER SOLUTIONS, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 06, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 06, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1. Election of Directors
Nominees
01) William A. Zartler 02) Joseph Colonnetta 03) Debra G. Coy

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. Amend the Company's Amended and Restated Certificate of Incorporation to provide exculpation from liability for certain officers of the Company in accordance with recent amendments to Delaware law.					☐	☐	☐

3. Ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year ending December 31, 2023.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report and Form 10-K are available at www.proxyvote.com

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ARIS WATER SOLUTIONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 7, 2023 AT 9:00 AM CDT

The undersigned hereby appoints Amanda M. Brock and Adrian Milton, and either of them with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all shares of Aris Water Solutions, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at Aris Water Solutions, Inc., 9811 Katy Freeway, Suite 700, Houston, TX 77024, on June 7, 2023 at 9:00 AM CDT or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE